Exhibit 10.37

THE BEVERLY NATIONAL BANK

GROUP TERM CARVE OUT PLAN

THIS PLAN is adopted this 18th day of June, 2004, by and between THE BEVERLY NATIONAL BANK, nationally-chartered commercial bank located in Beverly, Massachusetts (the “Company”) and the Participant selected to participate in this Plan (the “Participant”).

INTRODUCTION

The Company wishes to attract and retain highly qualified executives. To further this objective, the Company is willing to divide the death proceeds of certain life insurance policies which are owned by the Company on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Company will pay the life insurance premiums from its general assets.

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1 “Beneficiary” means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant.

1.2 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3 “Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company’s outstanding voting common stock.

1.4 “Compensation Committee” means either the Compensation Committee designated from time to time by the Company’s Board of Directors or a majority of the Company’s Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee.

1.5 “Disability” means the Participant suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.6 “Insured” means the individual whose life is insured.

1.7 “Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.8 “Normal Retirement Age” means the participant attaining the age 65.

1.9 “Normal Retirement Date” means the later of the Normal Retirement Age or the date that the Participant terminates or is terminated for any reason other than Termination for Cause.

1.10 “Participant” means the employee who is designated by the Compensation Committee to participate in this Plan, elects in writing to participate in this Plan using the form attached hereto as Exhibit A, signs a Split Dollar Policy Endorsement for each Policy in which the Participant is the Insured, and completes a Beneficiary Election Form.

1.11 “Policy” or “Policies” means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant’s life under this Plan.

1.12 “Plan” means this instrument, including all amendments thereto.

1.13 “Termination for Cause” means that the Company has terminated the Participant’s employment for any of the following reasons:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c) Fraud, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant’s employment and resulting in an adverse effect on the Company.

1.14 “Base Annual Salary” means the current base annual salary of the Participant at the earliest of: (1) the date of the Participant’s death; (2) the date of the Participant’s Disability; (3) Change of Control; or (4) the Participant’s Normal Retirement Date.

1.15 “Years of Employment” means the total number of twelve-month periods during which the Participant has been employed with the Company.

Article 2

Participation

2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time executives that are eligible to participate in this Plan.

2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate, a Split Dollar Policy Endorsement for each Policy, and a Beneficiary Election Form. The Split Dollar Policy Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. An executive’s participation is limited to only Policies where he or she is the Insured.

2.3 Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if either of the following events occur: (i) if there is a Termination for Cause; or (ii) if the Participant’s employment with the Company is terminated prior to Normal Retirement Age for reasons other than Disability (except as set forth in 2.4(B)), or following a Change of Control, or a leave of absence approved by the Company. In the event that the Company decides to maintain the Policy after the Participant’s Termination of Participation in the Plan, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

2.4 Disability. (A) Except as otherwise provided in paragraph (B) of this section 2.4, if the Participant’s employment with the Company is terminated because of the Participant’s Disability, the Company shall maintain the Policy in full force and effect and, in no event, shall the Company amend, terminate or otherwise abrogate the Participant’s interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement provided that the Company and the Participant execute a new Split Dollar Policy Endorsement(s). The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

(B) Notwithstanding the provisions of paragraph (A) of this section 2.4, upon the disabled Participant’s gainful employment with an entity other than the Company, the Company shall have no further obligation to the disabled Participant, and the disabled Participant’s rights pursuant to the Plan shall cease. In the event the disabled Participant’s rights are terminated hereunder and the Company decides to maintain the Policy, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

2.5 Retirement. After the Participant’s Normal Retirement Date, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Participant’s interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit under this Agreement provided that the Company and the Participant execute a new Split Dollar Policy Endorsement(s). The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3

Policy Ownership/Interests

3.1 Participant’s Interest. With respect to the Policy or Policies, the Participant or the Participant’s assignee shall have the right to designate the beneficiary to one of the following death benefit amounts:

3.1.1 Pre-Retirement Death Benefit. If the Participant was employed by the Company at the time of death, or terminated employment prior to Normal Retirement Age due to Disability, the death benefit shall be one of the following amounts based on the Participant’s Years of Employment, however, this amount shall not exceed $300,000 (Three Hundred Thousand Dollars):

Years of Employment	Amount of Death Benefit
Less Than Five	One Times Base Annual Salary, less $50,000 from the Group Term Policy
Five or more	Two Times Base Annual Salary, less $50,000 from the Group Term Policy

3.1.2 Change of Control. If a Participant is terminated as a result of a Change in Control, the death benefit will be equal to one times Base Annual Salary (not to exceed $300,000).

3.1.3 Early Voluntary Termination. However, if prior to Normal Retirement Age a Participant voluntarily terminates his or her employment with the Company, for any reason other than Disability or following a Change of Control, the death benefit will be reduced as follows:

Years of Employment	Death Benefit Amount
5 Years of Employment but less than 10 Years of Employment	$25,000
10 or more Years of Employment	$50,000

The Participant shall also have the right to elect and change settlement options with the consent of the Company and the Insurer.

3.1.2 Post-Retirement Death Benefit. If the Participant was no longer employed by the Company at the time of death, and the termination of employment took place upon or after Normal Retirement Age, and the Participant did not undergo Termination for Cause, the death benefit shall be one times the Participant’s Base Annual Salary, capped at a maximum of $300,000 (Three Hundred Thousand Dollars). If the Participant is eligible and elects to retire before age 65 but after attaining age 62 with not less than five (5) Years of Employment, the death benefit shall be 80% (Eighty Percent) of the Participant’s Base Annual Salary, capped at $300,000 (Three Hundred Thousand Dollars). The Participant shall also have the right to elect and change settlement options with the consent of the Company and the Insurer.

3.2 Company’s Interest. The Company shall own the Policies and shall have the right to exercise all incidents of ownership except that the Company shall not sell, surrender or transfer ownership of a Policy so long as a Participant has an interest in the Policy as described in section 3.1. This provision shall not impair the right of the Company to terminate this Plan. With respect to each Policy, the Company shall be the beneficiary of the remaining death proceeds of the Policy after the Participant’s Interest is determined according to section 3.1.

3.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of a Policy without first giving a Participant or the Participant’s transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

Article 4

Premiums

4.1 Premium Payment. The Company shall pay all premiums due on all Policies.

4.2 Economic Benefit. The Company shall determine the economic benefit attributable to the Participant based on the amount of the current term rate for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s Beneficiary. The “current term rate” is the minimum amount required to be imputed under Internal Revenue Notice 2002-8, or any subsequent applicable authority.

4.3 Imputed Income. The Company shall impute the economic benefit to the Participant on an annual basis, by adding the economic benefit to a Participant’s W-2, or if applicable, Form 1099.

Article 5

Assignment

Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his or her interest in the Policy, then all of that Participant’s interest in his or her Policy and in this Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.

Article 6

Insurer

The Insurer shall be bound only by the terms of a given Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Company’s representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

Article 7

Claims and Review Procedure

7.1 Claims Procedure. Any person or entity who has not received benefits under this Plan that he or she believes should be paid (“claimant”) shall make a claim for such benefits as follows:

7.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

7.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

7.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

7.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1 Amendment or Termination of Plan. Except as otherwise provided in sections 2.3, 2.4, 2.5 and 8.2, the Company may amend or terminate this Plan and/or a Participant’s rights under this Plan at any time prior to a Participant’s death by written notice to the Participant.

8.2 Amendment or Termination of Plan Upon Change of Control. Notwithstanding the provisions of section 8.1, in the event of a Change of Control, the Company, or its successor, shall maintain in full force and effect each Policy that is in existence on the date the Change of Control occurs and shall not terminate or otherwise abrogate a Participant’s interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Participant shall execute a new Split Dollar Policy Endorsement. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors. This section 8.2 shall apply to all Participants in the Plan on the date the Change of Control occurs, including but not limited to (i) a retired Participant who has an interest in a Policy pursuant to section 2.5; (ii) a disabled Participant who has an interest in the Policy pursuant to section 2.4; and (iii) a Participant whose employment is terminated as a result of a Change of Control.

8.3 Waiver of Participation. A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this section 8.3 shall be in writing and delivered to the Board of Directors of the Company.

8.4 Policy Retention. In the event that the Company decides to maintain the Policy after the Participant or Participant’s transferee no longer has an interest in the Policy, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

8.5 Suicide or Misstatement. The Company shall not pay any benefit under this Plan if a Participant commits suicide within three years after the date of this Plan. In addition, the

Company shall not pay any benefit under this Plan if a Participant has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Participant.

Article 9

Miscellaneous

9.1 Binding Effect. This Plan in conjunction with their corresponding Split Dollar Policy Endorsement shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.

9.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

9.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

9.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.6 Entire Agreement. This Plan along with a Participant’s Election to Participate and Split Dollar Policy Endorsement(s) constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant under this Plan other than those specifically set forth herein.

9.7 Administration The Company shall have powers which are necessary to administer this Plan, including but not limited to:

(a)	Interpreting the provisions of this Plan;

(b)	Establishing and revising the method of accounting for this Plan;

(c)	Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer this Plan.

9.8 Designated Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

ARTICLE 10

BENEFICIARIES

10.1 Beneficiary. The Participant shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a beneficiary upon the death of the Participant. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other Agreement of the Company in which the Participant participates.

10.2 Beneficiary Designation; Change. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Company or its designated agent. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company’s rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Company prior to the Participant’s death.

10.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Company or its designated agent.

10.4 No Beneficiary Designation. If the Participant dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made payable to the personal representative of the Participant’s estate.

10.5 Facility of Payment. If the Company determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

IN WITNESS WHEREOF, the Company executes this Plan as of the date indicated above.

COMPANY:

The Beverly National Bank

By	/s/ Donat A. Fournier
Title	President